Exhibit 15

Winnebago Industries, Inc.
Forest City, Iowa

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Winnebago Industries, Inc. and subsidiaries for the quarters and six months ended February 25, 2006, and February 26, 2005, as indicated in our report dated April 4, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended February 25, 2006, is incorporated by reference in Registration Statements No. 2-40316, No. 2-82109, No. 33-21757, No. 33-59930, No. 333-31595, and No. 333-113246 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/   Deloitte & Touche LLP

Minneapolis, Minnesota
April 4, 2006